Filed pursuant to Rule 433 | Registration Statement Nos. 333-162193 and
333-162193-01

Finally, a trend you'll want to follow.

The RBS US Large Cap Trendpilot([]) ETN provides exposure to the S and P 500([R])
Total Return Index or the yield on 3-month US Treasury bills using a systematic strategy. By moving in and out of tracking the S and P 500([R]) Total Return Index according to an objective and transparent methodology, the RBS US Large Cap
Trendpilot([]) ETN provides exposure to equities in positive trending markets, and exposure to 3-month US Treasury bills in negative trending markets. Now, that's a trend worth following.

The Trend is Your Friend([])

Visit rbs.com/etnUS or call 1-866-747-4332 to learn more.

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IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS
Holdings N.V. (RBS Holdings) have []led a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively,
RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).